EXHIBIT (d)(7)(b)

PACIFIC FUNDS

FEE SCHEDULE

LAZARD ASSET MANAGEMENT LLC

(Effective January 1, 2004)

Fund: PF Lazard International Value

The Adviser will pay to the Fund Manager a monthly fee based on the average daily net assets of the PF Lazard International Value Fund according to the following calculation:

(a)	0.35% of the first $1 billion on the Combined Assets as defined below,
0.30% on the next $1 billion of the Combined Assets, plus
0.25% on Combined Assets above $2 billion; multiplied by

(b)	the ratio of the PF Lazard International Value Fund’s average daily net assets over the Combined Assets.

For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the PF Lazard International Value Fund and the average daily net assets of the Mid-Cap Value Portfolio and International Value Portfolio of Pacific Select Fund.

Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of                     , 2003.

PACIFIC LIFE INSURANCE COMPANY

Attest:	By:
Name:	Name:
Title:	Title:

Attest:	By:
Name:	Name:
Title:	Title:

LAZARD ASSET MANAGEMENT LLC

Attest:	By:
Name:	Name:
Title:	Title:

PACIFIC FUNDS

Attest:	By:
Name:	Name:
Title:	Title: